1031 Mendota Heights Road Saint Paul, MN 55120 800.328.5536	EXHIBIT 99.1 NEWS RELEASE

Patterson Companies Completes Acquisition by Patient Square Capital

Robert Rajalingam Appointed Chief Executive Officer and to Board of Directors

ST. PAUL, Minnesota – April 22, 2025 – Patterson Companies (“Patterson” or the “Company”), a leading supplier of products and services to the dental and animal health end markets, successfully completed its acquisition by Patient Square Capital (“Patient Square”), a dedicated health care investment firm, on April 17, 2025. As a result of this transaction, Patterson’s common stock is no longer traded on the NASDAQ Global Select Market.

In conjunction with the closing of the acquisition, Patterson is pleased to announce the appointment of Robert Rajalingam as the new Chief Executive Officer of Patterson. Don Zurbay, who previously served as CEO, will be retiring and will continue to support the Company on a transitional basis. Mr. Rajalingam has more than 25 years of experience in health care management, most recently as President of Cardinal Health’s US Medical Products and Distribution business, where he led a significant transformation in the business. Mr. Rajalingam has also held leadership roles at Smiths Medical, Medtronic, Covidien, and Lilly.

Speaking on his new role, Mr. Rajalingam said, “I am honored to join Patterson Companies at this pivotal time. The company has a strong foundation and an unwavering commitment to serving its dental and animal health customers. I look forward to working closely with the Patient Square team and the talented employees of Patterson to enhance our offerings, strengthen our partnerships, and deliver exceptional value to our customers.”

Don Zurbay, prior CEO of Patterson, said, “I am proud of the Patterson team and everything that we have accomplished over the last several years and believe that this transaction and Robert’s leadership will help drive the business to new heights.”

Justin Sabet-Peyman, Partner at Patient Square and Director of Patterson, said, “With the completion of this acquisition, we are confident that Patterson is well-positioned to live up to its potential while building on its proud legacy. Robert brings a wealth of relevant experience and a proven track record of driving operational excellence and strategic growth. We are also very grateful to Don for his years of service to the Company.”

Patterson Companies will maintain its headquarters in St. Paul, Minnesota.

About Robert Rajalingam

Prior to joining Patterson Companies, Mr. Rajalingam was a member of Cardinal Health’s Operating Committee, where he led the resurgence of the US Medical Products and Distribution business while successfully navigating national COVID response efforts, a significant FDA recall, global supply chain constraints, and hyperinflation. From the onset of the pandemic, he served on the White House Supply Chain advisory council, advising HHS, FEMA, DLA, and White House senior leadership. Prior to Cardinal Health, Robert held leadership positions at Medtronic, Covidien, and Smiths Medical, exceeding performance targets and driving shareholder value. Robert holds bachelor’s degrees in biomedical engineering and economics from Duke University and a Master of Business Administration from Stanford University’s Graduate School of Business.

About Patterson Companies Inc.

Patterson Companies Inc. connects dental and animal health customers in North America and the U.K. to the latest products, technologies, services and innovative business solutions that enable operational and professional success. Our comprehensive portfolio, distribution network and supply chain is equaled only by our dedicated, knowledgeable people who deliver unrivalled expertise and unmatched customer service and support. Learn more: www.pattersoncompanies.com, www.animalhealthinternational.com

About Patient Square Capital

Patient Square Capital is a dedicated health care investment firm with approximately $12 billion in assets under management as of December 31, 2024. The firm aims to achieve strong investment returns by partnering with growth-oriented companies and top-tier management teams whose products, services, and technologies improve health. Patient Square utilizes deep industry expertise, a broad network of relationships, and a partnership approach to make investments in companies that will grow and thrive. Patient Square invests in businesses that strive to improve patient lives, strengthen communities, and create a healthier world. For more information, visit www.patientsquarecapital.com.

CONTACT:	John M. Wright, Investor Relations
TEL:	651.686.1364
EMAIL:	john.wright@pattersoncompanies.com
WEB:	pattersoncompanies.com
SOURCE:	Patterson Companies Inc.

CONTACT:	Corporate Communications
TEL:	651.905.3349
EMAIL:	corporate.communications@pattersoncompanies.com
WEB:	pattersoncompanies.com
SOURCE:	Patterson Companies Inc.

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